Filed Pursuant to Rule 433
Registration Nos. 333-183052,
333-183052-01, and 333-183052-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

September 18, 2012

Issuer:  NextEra Energy Capital Holdings, Inc.

Designation:	1.20% Debentures, Series due June 1, 2015
Registration Format:	SEC Registered
Principal Amount:	$500,000,000
Date of Maturity:	June 1, 2015
Interest Payment Dates:	Each June 1 and December 1, beginning December 1, 2012
Coupon Rate:	1.20%
Price to Public:	99.889% of the principal amount thereof
Benchmark Treasury:	0.25% due September 15, 2015
Benchmark Treasury Yield:	0.342%
Spread to Benchmark Treasury Yield:	90 basis points
Reoffer Yield:	1.242%
Trade Date:	September 18, 2012
Settlement Date:	September 21, 2012
Redemption:	At any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points.
CUSIP / ISIN Number:	65339K AF7 / US65339KAF75

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated September 18, 2012.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Agricole Securities (USA) Inc. toll free at 1-866-807-6030, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, or UBS Securities LLC toll free at 1-877-827-6444, ext. 561 3884.